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EXHIBIT 11.1

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

                COMPUTATION OF BASIC EARNINGS (LOSS) PER SHARE
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1998

The following calculation is submitted in accordance with the Securities Act of 1934:

                                             1996    1996(1)   1997      1998
                                            ------   ------   ------   --------
                                                   (amounts in thousands,
                                                   except per share data)

Net income (loss)                           $3,294   $2,133   $2,814   $(24,848)
Write-off of discount on preferred stock      (787)    (787)       -          -
Dividends on preferred stock                  (117)    (117)      (6)         -
                                            ------   ------   ------   --------
Net income (loss) available to common
  stockholders                              $2,390   $1,229   $2,808   $(24,848)
                                            ======   ======   ======   ========

Weighted average number of common
  shares outstanding                         6,535    6,535    8,549      9,316
                                            ======   ======   ======   ========
Net income (loss) per share                 $ 0.37   $ 0.19   $ 0.33   $  (2.67)
                                            ======   ======   ======   ========

(1) Reflects net income and net income per share after extraordinary loss of $1,160 on early extinguishment of indebtedness.